Exhibit 10.27

Unit Plan for Incumbent Non-Employee Directors
(as amended and restated effective October 1, 2012)

SECTION 1. Introduction

The Unit Plan for Incumbent Non-Employee Directors provides for a Stock Unit Account, an Equity Index Account and an Interest Income Account for each Incumbent Director, the value of which will be paid to the Incumbent Director or, in the case of his or her death, a Beneficiary, upon such Incumbent Director's ceasing to be a Director after January 1, 1996. This Plan was initially effective November 29, 1995. No additional amounts, other than earnings, have been credited since January 1, 1996.

SECTION 2. Definitions

For purposes of the Plan, the following terms are defined as set forth below:

a.
"Account" means the Stock Unit Account, the Equity Index Account, the Interest Income Account, or any other account under this Plan established pursuant to Section 3, and "Accounts" means more than one of the Accounts.

b.	"Altria Stock Fund" means the Altria Stock Fund of the Profit-Sharing Plan or the predecessor thereto (such predecessor fund was referred to as the Philip Morris Stock Fund).

c.
"Beneficiary" means any person or entity designated as such in a current Beneficiary Designation Form on file with the Corporate Secretary of the Company. If there is no valid designation or if no designated Beneficiary survives the Participant, the Beneficiary is the Participant's estate.

d.	"Beneficiary Designation Form" means a Plan Beneficiary Designation Form properly completed and signed.

e.	"Board" means the Board of Directors of the Company.

f.	"Common Stock" means the common stock, $0.331/3 par value, of the Company.

g.	"Company" means Altria Group, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor corporation.

h.	"Director" means a person serving on the Board.

i.	"Distribution Election Form" means a Plan Distribution and Special Transfer Election Form properly completed and signed.

j.	"Equity Index Account" means the unfunded deferred compensation account established by the Company in accordance with Section 3 of the Plan.

k.	"Equity Index Fund" means the Equity Index Fund (or its equivalent) of the Profit-Sharing Plan.

l.	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

m.	"Interest Income Account" means the unfunded deferred compensation account established by the Company in accordance with Section 3 of the Plan.

n.	"Interest Income Fund" means the Interest Income Fund (or its equivalent) of the Profit-Sharing Plan.

o.
"Incumbent Director" means a Director on January 1, 1996 who is not entitled to receive a pension or similar benefit from the Company or any corporation in which the Company owns, or at any time owned, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote; provided, however, if an Incumbent Director is eligible for a Pension Allowance (as defined in the Pension Plan) if he or she ceases to be a Director, he or she waives, before December 20, 1995, his or her right to such Pension Allowance.

p.	"Participant" means an Incumbent Director, and a person who was, but is no longer, serving on the Board as long as an Account is being maintained for his or her benefit.

q.	"Pension Plan" means the Pension Plan for Directors of Philip Morris Companies Inc.

r.	"Plan" means the Unit Plan for Incumbent Non-Employee Directors.

s.	"Profit-Sharing Plan" means the Altria Group, Inc. Deferred Profit-Sharing Plan for Salaried Employees, effective as of January 1, 1956, as amended from time to time.

t.	"Stock Unit" means a notional entry that is the equivalent of one share of Common Stock.

u.	"Stock Unit Account" means the unfunded deferred compensation account measured by reference to the Altria Stock Fund established by the Company in accordance with Section 3 of the Plan.

SECTION 3. Accounts

On January 1, 1996, the Company shall establish a Stock Unit Account for each Incumbent Director and shall credit thereto a number of Stock Units equal to that resulting from a theoretical investment of $285,000 on December 29, 1995 in the Altria Stock Fund; provided, however, if, before December 20, 1995, a Director shall have elected to credit an amount, not in excess of $142,500 in the aggregate, to one or both of the Equity Index Account and the Interest Income Account, the Company shall establish for each such Incumbent Director on January 1, 1996 such Accounts in the amounts specified and shall credit to a Stock Unit Account for such Incumbent Director that number of Stock Units equal to that resulting from a theoretical investment on December 29, 1995 in the Altria Stock Fund of $285,000, less the amounts credited to such other Accounts.

The Stock Unit Account shall be a bookkeeping account whose value shall be based on a theoretical investment in the Altria Stock Fund. If as a result of adjustments or substitutions in connection with an event described in the second paragraph of Section 4 of the Company's Stock Compensation Plan for Non-Employee Directors or the comparable provision of any successor to such plan, a participant has received or receives with respect to any of his or her Accounts rights or amounts measured by reference to stock other than Common Stock, (i) such rights or amounts shall be accounted for in an additional Account under the Plan but treated as subject to the elections made and any other matters relating to this Plan in a manner parallel to the treatment of the Stock Unit Account under the Plan and (ii) the participant shall be offered the opportunity to convert the portion of his or her Account measured by reference to such other stock to an amount credited under the Stock Unit Account, the Equity Index Account, or the Interest Income Account having the same fair market value (rounded as necessary to reflect fractional shares) as of the date of such conversion, provided that such conversion involving the Stock Unit Account may only be made to the extent that such conversion does not result in a violation of Section 10(b) or Section 16(b) of the Securities Exchange Act of 1934 or any other applicable securities law. In connection with the spin-off from the Company of Kraft Foods Inc. and Philip Morris International Inc., each participant with a Stock Unit Account at the time of such spin-offs had an Account established holding shares of those respective companies in the same manner as if the participant were a Company shareholder. In connection with the spin-off from Kraft Foods Inc. (renamed Mondelēz International Inc.) of Kraft Foods Group, Inc., each participant with an Account credited with shares of Kraft Foods Inc. (renamed Mondelēz International, Inc.) at the time of such spin-off shall be credited with an Account holding shares of Kraft Foods Group, Inc. in the same manner as if the participant were a Kraft Foods Inc. (renamed Mondelēz International, Inc.) shareholder.

The Equity Index Account shall be a bookkeeping account whose value shall be based on a theoretical investment in the Equity Index Fund of the Profit-Sharing Plan.

The Interest Income Account shall be a bookkeeping account whose value shall be based on a theoretical investment in the Interest Income Fund of the Profit-Sharing Plan.

Each Account shall be credited with earnings and charged with losses, if any, on the same basis as the corresponding Fund, as the same may be changed from time to time, under the Profit-Sharing Plan. The value of any Account at any relevant time shall be determined as if all amounts credited thereto had been invested in the corresponding Fund; provided, however, that if as a result of adjustments or substitutions in connection with an event described in the second paragraph of Section 4 of the Company's Stock Compensation Plan for Non-Employee Directors or the comparable provision of any successor to such plan, a participant has received or receives with respect to one or more of his or her Accounts rights or amounts measured by reference to stock other than Common Stock (including, without limitation, the Accounts measured by reference to shares of Philip Morris International Inc., Mondelēz International, Inc., and Kraft Foods Group, Inc.), then any crediting of amounts to reflect dividends with respect to such other stock shall be allocated among and treated as invested proportionately in the Accounts most recently selected and in effect for investment by the Participant (as determined by reference to such Participant's election form then in effect).

Except as provided in this Section 3 and in Section 4 below, no transfer shall be permitted among Accounts.

SECTION 4. Distribution and Special Transfer Election

Unless the Participant has filed a Distribution Election Form with the Corporate Secretary of the Company no later than one year and one day preceding the date he or she ceases to be a Director, the Participant's Accounts shall be distributed in a lump sum on the first day of the second month following the date the Participant ceases to be a Director.

A Participant may file a Distribution Election Form, which shall be irrevocable, providing that distribution from his or her Accounts may be made (i) in no more than one-hundred eighty (180) monthly, sixty (60) quarterly or fifteen (15) annual installments or (ii) in a combination of a lump sum and installments. The first such payment shall be made on the first day of the second month following the date the participant ceases to be a Director. Each installment shall be determined by dividing the sum of the Account balances by the number of remaining installments. If a Participant or a Beneficiary is receiving distributions in installments, the Accounts shall continue to accrue earnings and incur losses in accordance with Section 3.

A Participant who elects a distribution in installments shall be entitled to make a special investment election on his or her Distribution Election Form pursuant to which transfers from the Participant's Stock Unit Account will be made, effective the first day of the second month following the date the Participant ceases to be a Director, to an Equity Index Account or an Interest Income Account or both.

If a distribution occurs by reason of the Participant's death or, if at the time of death, the Participant was receiving distributions in installments, the balance remaining in the Participant's Accounts shall be payable to his or her Beneficiaries designated in, and in the manner of payment set forth on, the Participant's Beneficiary Designation Form in effect on the date of the Participant's death. Any lump sum distributions to Beneficiaries shall be without interest.

All distributions shall be paid in cash.

SECTION 5. Beneficiary Designation

A Participant may at any time file a Beneficiary Designation Form with the Corporate Secretary of the Company. Such Beneficiary Designation Form may be revoked or modified at any time by filing a new Beneficiary Designation Form.

SECTION 6. General Provisions

6.1 Unfunded Plan.

It is intended that the Plan constitute an "unfunded" plan for deferred compensation. The Company may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan; provided, however, that, unless the Company otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

6.2 Rules of Construction.

Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

6.3 Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Participant or Beneficiary for Federal income tax purposes with respect to any participation under the Plan, the Participant or Beneficiary shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

6.4 Amendment and Administration.

The Plan may be amended by the Board, but no amendment shall be made that would impair the rights of a Participant to his or her Accounts without his or her consent. The Plan shall be administered by the Nominating, Corporate Governance and Social Responsibility Committee of the Board or a subcommittee thereof, any successor thereto, or such other committee or subcommittee as may be designated by the Board to administer the Plan (the “Committee”). The Committee shall have the power to interpret the Plan, adopt rules and guidelines for carrying out the Plan, and appoint such delegates as it may deem appropriate. Any determination made by the Committee in accordance with the provisions of the Plan shall be made in the sole discretion of the Committee, and all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

6.5 Duration of Plan.

There shall be no time limitation with respect to the Plan. The Board may terminate the Plan at any time. Upon termination of the Plan, amounts credited to each Account shall be distributed in accordance with the Distribution Election Form applicable to each such Account or as otherwise provided in Section 4.

6.6 Assignability.

No Participant or Beneficiary shall have the right to assign, pledge or otherwise transfer any payments to which such Participant or Beneficiary may be entitled under the Plan other than by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order" (as defined by Title I of ERISA).

6.7 Construction.

The Plan shall be construed and interpreted in accordance with Virginia law. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law. The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.